ENERGY FOCUS, INC

Moderator: Brion Tanous
November 11, 2010
3:30 pm CT

Operator: Good day everyone and welcome to the Third Quarter 2010 Energy Focus Earnings Call. Today’s conference is being recorded.

With us from the company we have Brion Tanous with Investor Relations; Joe Kaveski, Chief Executive Officer; Nick Berchtold, Chief Financial Officer and John Davenport, President.

At this time, I’d like to turn the conference over to Mr. Brion Tanous. Please go ahead, sir.

Brion Tanous: Thank you, Jamie. I’d like to welcome everybody to Energy Focus’ Third Quarter Earnings Conference Call.

On this call the company’s Chief Executive Officer, Joe Kaveski, will give a business update on the company’s solutions, products, and military businesses as well as provide an outlook for the fourth quarter and full fiscal year 2010.

The company’s Chief Financial Officer, Nick Berchtold, will then address the company’s third quarter financial results.

We also have President John Davenport on the call with us this afternoon.

Following prepared remarks, we will open it up for questions for the remainder of this call. Before we get started I’m going to read a disclaimer about forward-looking statements.

This conference may contain, in addition to historical information, forward-looking statements within the meanings and the federal securities laws regarding Energy Focus. Forward-looking statements include statements about plans, objectives, goals, strategies, future events and performance, and underlying assumptions and other statements that are different than historical facts.

These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in these forward looking statements.

Potential risks and uncertainties include change in demand for the company’s product, the impact of competition and government regulations, and other risks contained in the statements filed from time to time with the SEC.

All such forward-looking statements, whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements. And such forward-looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

With that, I’d like to turn the call over to Mr. Joe Kaveski. Joe?

Joe Kaveski: Thank you Brion. A special thanks to all of our veterans and thanks to our callers and Internet participants for joining the new Energy Focus 2010 Third Quarter Earnings Call.

I’m pleased to announce that Energy Focus sales continue to triple that of last year’s sales. As I stated during the last call, Energy Focus is in a significantly better place and with a brighter future than where it’s been over the last several years.

The evidence of this is the company’s continued positive momentum and improving financial performance. Over the next few minutes I’d like to share with you my thoughts on our third quarter results and then provide you with some insight into our year-end anticipated financial performance.

So to begin, our third quarter results are very encouraging and continue the trend of producing the best year the company has achieved in over a decade. In our third quarter, we generated more than $9 million in sales, which is three times our net sales from continuing operations during the third quarter of last year.

Our solutions business is fully integrated into our operations, performing very well, and represents about 55% of our total sales.

In spite of slower international sales, our third quarter overall product and US military sales are up over 50% compared to our third quarter in 2009 and up over 30% on a year-over-year comparison basis. This is a direct result of increased sales to the US Navy, increased commercial product sales, and increased sales to lighting retrofit companies serving the existing building market.

I’m also delighted to report that the company had net cash generation from operations of $500,000 in the third quarter of 2010, yielding a year-to-date net cash from operations of $155,000. This is a full quarter ahead of our previous guidance and is a dramatic improvement from our cash utilization of $6.6 million during the first nine months of last year.

The company’s overall gross profit margins continue to improve as our third quarter 2010 margins increased nearly 10% as compared to the company’s third quarter margins last year. And on a this-year basis, our third quarter 2010 margin increased 3.1% as compared to our second quarter results.

We expect this trend to continue as we lessen our unabsorbed factory costs, increase our content of EFOI products into our solutions agreements, and leverage our buying expertise to further reduce our cost of goods sold.

So that you can see this more clearly, the company has added additional tables into our 10-Q starting this quarter. These tables provide much more detail on each of our business units. For example, as you will see in our 10-Q, gross profit margin for our pool and commercial products group, with 37.9% in the third quarter of 2010 versus 29.7% in the third quarter of 2009. These figures, which exclude unallocated manufacturing overhead in both cases, show a very significant gain of over 8%.

In our third quarter, the company secured an additional $2.8 million in new lighting solutions contracts. This brought our solutions contracts to $21.8 million as of the end of the third quarter.

However, today I’m delighted to announce that we have already received several new contracts totaling $5.6 million for our fourth quarter. We have previously announced $1.5 million last month and we’re now adding another $4.1 million, which we’ve received this month. This will bring our contracts through the end of the year on the solutions side to at least $27.4 million.

Included in this new $4.1 million of work is over $2 million to upgrade the lighting in a large south-eastern university, over $1 million to upgrade the lighting at a military base, and the remaining contracts are to upgrade lighting at a community college and an elementary school district.

In all of these projects, our solutions experts have completed audits of the existing facility, prepared an inventory of their lighting system, created an improved lighting design, and will now procure the materials and be responsible for the installation of the new energy efficient lighting refurbishments that pay for themselves out of the savings they generate from the existing energy budget.

So from a financial perspective, Energy Focus is making very good progress towards achieving our 2010 forecast. As I stated in our last earnings call, the acquisition of SRC has provided Energy Focus a foundation for sales growth, for our existing products and for our future EFOI lighting products that are being specifically being developed for the existing building market.

So to that end, I’d like to provide you with an update on our research and development efforts. The company announced $1.4 million in new military contracts in our third quarter. We now have secured a total of $3 million in new contracts for the year. In addition to these products that we have developed, qualified, and are currently selling to the US military, we’re especially pleased that these new contracts compliment our efforts to develop and commercialize our next generation Intellitube energy efficient lighting system.

Furthermore, we’ve launched and already secured orders for a new hazardous location globe light. The light was developed under a US government DARPA contract for the US Navy and is now being sold in the commercial and industrial sectors. As I mentioned in our last call, the light targets the heart of a $300 million market opportunity and is typically used in refineries, grain elevators, coal plants, pharmaceutical plants, and oil rigs to name a few.

By far, our new globe light is the highest performance, lowest cost, longest lasting LED Class 1 Div 2 lamp on the market as it was designed to exceed the US Military’s specifications.

Also we are now shipping a 100 lumen per watt LED lamp that is plug-and-play compatible for a 4 foot linear fluorescent tube lamp. Within the next month, we will be upgrading the entire lighting systems in two manufacturing facilities with this new lamp.

So now as we look to the future I’d like to provide you with some specific guidance. We continue to expect our total year’s sales as previously forecasted will exceed $35 million. Due to seasonality in our businesses, we have forecasted our fourth quarter sales will exceed $8.4 million, which is still 2.3 times more than our fourth quarter 2009 sales results.

We are also reaffirming our guidance that we anticipate the company to be overall net cash flow positive from operations in 2010. And in 2011 the company’s internal target for revenue continues to be in excess of $45 million for the year. We believe the company will continue to grow organically through the expansion of our solution market coverage and customer base. We also anticipate increased product sales across all of our business units and we remain open to acquisition where the acquisition is accretive to Energy Focus. And the company expects to increase its overall gross profit margins further by injecting an increasing amount of EFOI product into our solutions contracts and through further reductions in our cost of goods sold. I anticipate providing you with a more formal revenue and cash flow guidance for our 2011 fiscal year during our next conference call.

So in conclusion, clearly macro indicators such as rising energy prices, the environment, and government mandates, coupled with stimulus money increasingly finding its way into our projects, will continue to create growing demand for our energy efficient lighting products and our lighting solutions.

This company is on the right track to nearly triple its sales this year and poised for significant growth next year. I remain excited about the current and future success of Energy Focus and remain confident that the company’s strategy of providing products and turnkey lighting solutions specifically designed for the US Military and the existing building market will realize the returns that our shareholders are anticipating.

So with that, I’d like to turn the call over to Nick Berchtold, our Chief Financial Officer who will provide you further insight into our financial results. Nick?

Nick Berchtold: Thanks Joe and I would also like to welcome our participants to today’s call. As Joe mentioned, our company’s third quarter financial results continue to reflect tremendous top-line revenue result versus 2009 levels and similarly showed continued and very significant cash flow improvements.

Specifically we achieved the following notables during the third quarter, consolidated revenues from continuing operations of over $9 million, which is 199% increase in revenues from 2009 and resulted in a total of $26.4 million on a year-to-date basis, Consolidated gross profits of 20.5%, which represents a 3% increase versus second quarter of 2010 gross profit margin levels, and as Joe mentioned, $2.8 million in new solutions contracts were obtained during the quarter, which will be primarily completed in 2010, and lastly, cash generation, net of the impacts of proceeds from financing activities of approximately $500,000 leaving the total cash on hand of $2.7 million and positive cash flow from operations on a year-to-date basis.

As mentioned during previous calls, I’d like to remind you that the consolidated statements of operations and consolidated cash flows presented in our form 10-Q have been recast to include only continuing operations as of September 30, 2010. 2009 financial results from the company’s discontinued operations are separately reported.

So let me turn to revenues, our third quarter 2010 revenues were $9 million and represented a 199% increase over third quarter 2009 revenues of $3 million. Breaking this figure down further, our solutions subsidiary contributed $4.4 million or 49% of the total revenue figure. Our US products business unit continued to also show strong performance by generating more than $2.8 million or 31% of total revenues. What’s particularly positive and reassuring is that this represents a 69% increase over 2009 levels and we saw improvements in all channels of the products business unit. Likewise, our Research and Development Sales Organization posted strong performance by generating $939,000 in contract-based revenues during the quarter versus only $16,000 in the comparable quarter of 2009.

So let me next discuss gross profit from continuing operations. As we mentioned previously, third quarter 2010 gross profit increased to $1.9 million or 20.5% compared to $323,000 or 10.5% for the third quarter of 2009. On a sequential 2010 quarterly basis, our gross profit margins increased from 17.5% to 20.5% largely resulting from manufacturing and distribution rationalization benefits we achieved through our US products business unit and further our gross profit continued to benefit from the reduction of non-solutions-based, unabsorbed manufacturing overhead. To put this in perspective, the company achieved a 52% reduction in unabsorbed manufacturing overhead for the third quarter and a 30% reduction in unabsorbed manufacturing overhead on a year-to-date basis versus the prior year. So we’ve significantly reduced our unabsorbed manufacturing overhead.

And now I’d like to turn briefly to operating expenses. Our third quarter 2010 operating expenses were $3.3 million, which represents a 13% increase over the third quarter 2009 operating expense level of 2.9 million. However, after removing non-cash expenses of $321,000 related to equity and acquisition amortization expense, our third quarter 2010 operating expenses were only 2% above prior year levels when including the additional overhead assumed by our acquisition of Stones River Companies business unit.

And now I’d like to turn over to earnings per share, our third quarter 2010 net loss from continuing operations was $.07 per share versus $.17 per share for the third quarter 2009. Excluding the previously discussed non-cash expenses our third quarter 2010 net loss from continuing operations was $.05 per share.

And so now I’d like to turn briefly over to the balance sheet, first our cash and cash equivalents increased $649,000 from our June 30, 2010 levels to reach $2.7 million with proceeds from financing activities contributing only $149,000 during the quarter from the sale of shares of common stock to a private equity investor.

And next our account receivable was maintained at $6 million on a consolidated basis versus only $2.9 million at December 31, 2009. In this regard, the company continued to tightly manage its working capital and showed continued improvements in its accounts receivable collections versus prior year and prior quarter.

Third, our inventory continued to become more efficient in its utilization as we decreased our total inventory position to $2.8 million versus $3.8 million at December 31, 2009.

And so in summary I’d like to reiterate that we are very pleased with our continued progress as reflected in our third quarter results and I look forward to speaking to you again when Energy Focus reports its total year 2010 results in March.

And so you again for joining today’s conference call. And now I’ll turn the call back over to Jamie who will open it up for questions and answers. Thank you.

Operator: Thank you, sir. If you would like to ask a question at this time, please signal by pressing the star key followed by the 1 on your touch-tone telephone. If you are using a speakerphone today, please make sure your mute function has been turned off to ensure that our equipment can hear your signal. If you find that your question has already been asked and answered, you may remove yourself from queue by pressing star 2. Again, that is star 1 on your touch-tone telephone, and we’ll pause for a few moments to give everyone a chance to signal.

And we’ll take our first question from Robert Smith with Center Performance Investing.

Robert Smith: Hi, good afternoon guys.

Joe Kaveski: Hi Robert.

Robert Smith: Congratulations on moving in the right direction, I hope this continues. I did hear correctly that you’re estimating $45 million for the coming year?

Joe Kaveski: Two-thousand and eleven, that’s correct sir.

Robert Smith: Okay, let’s go for it. What is the opportunity with the fluorescent that you mentioned, the LED fluorescent?

Joe Kaveski: You’re referring specifically to an LED-based product that leverages Energy Focus’ fundamental IP from a coupling extraction and coating’s perspective and it’s designed to be plug-and-play replacement with a 4 foot linear fluorescent. And the opportunity is just absolutely enormous. In Canaccord’s recent report on LED lighting technology, they suggest in the commercial and industrial space that fluorescent lighting represents almost 75% of all lighting fixtures. There is over 70 billion square foot of lighted square feet in Commercial and Industrial buildings.

If you were to just replace the existing fluorescent replacement lamps that are consumed yearly with our LED Intellitube product,that would represent an annual lighting opportunity of over $20 billion utilizing their statistics.

Robert Smith: Are you first to market or do you have company?

Joe Kaveski: There basically are what I would call Generation 1 products that utilize a strip of LED to replace fluorescent lamps. We believe Generation 1 products have pretty much maxed out in their lumen per watt efficiency, are extremely costly and are on the boarder line of acceptable light output. They’re designed to be a replacement to 4 foot linear fluorescent lamps.

Energy Focus currently offers one of those Generation 1 products. In fact, we are now shipping and selling one with a 100 lumen per watt efficiency, which is absolutely outstanding. It’s best in class.

Having said that, what we are most excited about is our Intellitube product, which is under development right now. Unlike Generation 1 LED lamps which use hundreds of LED, IntelliTube will use one LED to create the same or better lighting quality of an existing linear fluorescent lamp at a significantly reduced cost, a maximum amount of energy savings and with an option of embedded control that will bring forth new functionality that is not and currently available or difficult to implement in traditional linear fluorescent lamps. Features that ultimately reduce cost, generate revenue, increase safety and productivity of building occupants. We are very, very excited about IntelliTube’s potential.

Robert Smith: Is there a timeline to marketing this product?

Joe Kaveski: It is still in development right now. If I were to suggest a timeframe then it will probably be introduced in late 2011 or early 2012 timeframe.

Robert Smith: So the $45 million has no contribution.

Joe Kaveski: That’s correct, not from IntelliTube. However, I’d like to reiterate though that we are now selling our 100 lumen per watt LED tube replacement for a four foot linear fluorescent lamp that utilizes multiple LEDs into the market there and we’re very excited about that.

Robert Smith: What is the backlog you’re seeing now?

Joe Kaveski: Nick, do you want to offer any thoughts on that?

Nick Berchtold: Our backlog currently is approximately greater than $5 million for the — through year-end with obviously more continued contracts on the way but right now it’s in excess of $5 million.

Robert Smith: But that’s much reduced isn’t it or not?

Nick Berchtold: No, you have to understand there are two different metrics that we measure. There’s pipeline and then there’s backlog. The backlog is a signed contract versus a pipeline which represents an opportunity or quote log. Our quote log or pipeline continues to be very, very significant but right now stated backlog with signed contracts in place is $5 million and, again, we expect to sign another $5.6 million before year-end. So very significant.

Robert Smith: And lastly, I didn’t understand the line on the operating expenses of R&D being a negative figure — I mean a positive figure. I’m not clear on that.

Nick Berchtold: Yes, the reason for that Robert is R&D has different sources of income. It has top-line revenue and it has cost reimbursements based on the types of contracts that the company enters into. When you see that it’s a negative number, what that actually means is that when you take into consideration the cost recovery that the business is generating from its contracts it is actually making money at the operating expense level.

And on top of that, there are top-line revenues reduced by cost of goods sold. So it’s generating revenues and income from multiple sources. And what you’re seeing is that we received more in cost recovery this quarter than we generated in cost.

Robert Smith: Okay, I’ll step back in the queue. I have further questions but I want to give others the opportunities. Thanks.

Joe Kaveski: Thank you for your questions Robert.

Operator: Again, that is star 1 on your touch-tone telephone if you’d like to ask a question. We’ll go next to Bill Gibson with Anderson Strudwick.

Bill Gibson: Hi, on the retrofit projects you’re working on now, are any of those incorporating EFOI lighting or is it pretty much — just something you’re holding back extra?

Joe Kaveski: What I had previously stated is that the EFOI product content on the solutions contract right now is less than 10% although it’s growing. And as Energy Focus begins to release to the market our Intellitube LED 4’ linear fluorescent replacement, EFOI content will grow dramatically. For example, in the contracts that exist today, linear fluorescent lamps represent about 80% plus of the product content and we are currently sourcing these lamps and ballast for other manufacturers.

But as our IntelliTube comes online, we will lessen our purchases of linear fluorescent lamps from others, unless customers ask for that, and instead be replacing the linear fluorescence lamps with our Intellitube LED-based product.

Bill Gibson: I would think this would help you on the acquisition front as well, the Intellitube. Is that — or is it too early for that to even enter negotiations with someone?

Joe Kaveski: Well, I love your thought and I would share with you that I believe the previous owners of SRC certainly shared your opinion. And we believe that it is very significant so...

Bill Gibson: Okay, and just one last question, is there any update on the solar work?

Joe Kaveski: The update Bill is that we are currently under a phase three contract for the Very High Efficiency Solar Cell project. It is a two-year contract. The phase three contract is all about how do you produce it cheaply in mass quantity. But that contract will expire, excuse me Nick, I think the middle of next year? Yes.

So, that’s where that one stands and we’ll see where the US government wants to go next with that particular technology but it’s very exciting. I mean to think that you can have a solar technology that is more than 40% system conversion efficiency, that’s rather large.

Bill Gibson: Let me put on my wildly optimist hat, is it possible that this reaches commercialization capability about the time that Intellitube does?

Joe Kaveski: You know, Bill, I guess anything is possible although in our short-term planning we haven’t factored that in.

Bill Gibson: Okay, thanks.

Operator: And we’ll take our next question from Chip Saye with AWH Capital.

Austin Hopper: Hi, it’s Austin Hopper, AWH Capital. Thanks for taking my question. You have obviously one very large shareholder, Quercus Trust, they own about 5 million shares of stock and they’ve been a seller. Just any communication with them in terms of their intentions and continuing to just kind of sell stock. I was hoping you might comment on that, thank you.

Joe Kaveski: Sure, what I can share with you is that we talk to all of our shareholders but we really can’t speak for any of our shareholders in terms of how they want to basically hold or sell their stock. What we have and work from is the public information that was filed in the 13D stating that for liquidity reasons of the Quercus Trust they were looking to sell 500,000 shares. And we believe that based upon their Form 4 filings that they are nearing that 500,000 amount.

Operator: And again, that is star 1 if you’d like to ask a question. We’ll take a follow-up from Robert Smith, Center Performance Investing.

Robert Smith: You know, in offering the projections for 2011, how would you characterize the basis of the projection? How much would you think would be coming from military as opposed to commercial? How would you — how do you get to the number?

Joe Kaveski: Robert, I think that’s one of those items there that we would like to basically present to all of our shareholders with more detail and clarity during our fourth quarter call.

Robert Smith: Okay, that’s fair. All right, so have you touched upon basically all the R&D efforts that you wish to at the moment or is there something you could say further about the effort?

Joe Kaveski: I’d like to reiterate what I’ve communicated earlier in previous calls in that you are now seeing the results of an organization that is becoming highly focused and highly aligned in its effort. In the early years within Energy Focus I might suggest that perhaps contracts were taken because it represented a revenue stream on a particular item but not necessarily one that the company could commercialize.

Right now we have a very fine filter that we basically apply towards R&D contracts. And if we cannot see the direct connection between a product that could support the US military and ultimately be commercialized for the existing building market then that effort is not our sweet spot anymore. And so we are very highly focused right now on the Intellitube product line, that’s a game changer.

Robert Smith: So that will provide you with what kind of a tool in the marketplace? In other words, you’re getting these contracts for low single-digit numbers, will you have the opportunity to take on much bigger work? On a contract basis I mean?

Joe Kaveski: The answer to that is we believe yes it will. IntelliTube represents the lowest cost, highest performance, most energy savings afforded, longest lasting, plug-and-play LED lamp replacement for a 4 foot linear fluorescent lamp.

And again, in our solutions contracts, a large percentage of the material we are acquiring from other manufacturers such as Phillips, GE, and alike, are traditional fluorescent lamps and ballasts. In the future, IntelliTube holds the potential to displace a large percentage of our fluorescent lamp and purchases. And the margin that is now going to other manufacturers will be additive to ours. And this is a very significant item for growth and margin improvement as we move forward.

Robert Smith: So the IP for this is in-house now?

Joe Kaveski: Yes, the IP is in-house.

Robert Smith: So you’re playing against many of the bigger entities so to speak, I’m sure everyone is working really diligently to get to where maybe you feel you are a step ahead so this timeframe of about a year or two come to the marketplace, do you — is it as best I could say it, I mean do you have the luxury of being there before someone else is there?

Joe Kaveski: Yes, we believe so. I can’t say it enough times. I’m bullish on our technology. It’s a game changer.

Robert Smith: And where is it being generated Joe? I mean is it Joe Davenport’s work with his crew or...

Joe Kaveski: Right now it is a collaborative effort within the organization from our research and development team as well as our product management team.

Robert Smith: Okay, I certainly wish you well.

Joe Kaveski: Thank you Robert, appreciate your call.

Operator: And that does conclude our question-and-answer session. At this time, I’d like to turn the call back to you Mr. Kaveski for additional and closing remarks.

Joe Kaveski: Well, thank you again, and a very special thank you to the veterans that have joined us today in our great country, and thanks to our participants on the call, and especially our associates that are working so hard to deliver the results that we’re all looking for.

We had a great quarter and we are extremely optimistic about the future of Energy Focus and its position in helping existing building owners and the US Military, lower the cost of owning and operating their buildings.

So with that, we look forward to visiting with you again during our fourth quarter year-end earnings call in March. Have a great evening.

Operator: And again, that does conclude today’s conference. Thank you for your participation.

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